Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 10, 2017 (October 6, 2017 as to the effect of the reverse stock split discussed in Note 17), relating to the financial statements of OrthoPediatrics Corp., appearing in Registration Statement No. 333-212076 on Form S-1, as amended.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
October 16, 2017